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                                                                    EXHIBI 10.13

                                   ZLAND GMBH
                 BUSINESS PROGRAM FRANCHISE AGREEMENT (GERMANY)



This ZLAND GmbH BUSINESS PROGRAM FRANCHISE AGREEMENT (hereinafter referred to as the "Agreement") is dated as of ______________, 2000, and is between

                                   ZLand GmbH,

a German corporation whose principal office is located at

                            Rosenheimer Strasse 143 b
                                D - 81671 Munchen
                                     Germany

                     - hereinafter referred to as "ZLand" -

and


                   - hereinafter referred to as "Franchisee" -

                    -------------------------------

                    -------------------------------

                    -------------------------------

whose address for purposes of this Agreement is:

                    -------------------------------

                    -------------------------------

                    -------------------------------


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WHEREAS,

ZLand and its parent company, ZLand.com, Inc., a Delaware corporation, have devised and continued to develop strategic internet products and services. ZLand, Inc. is the holder of intellectual property rights in certain valuable trade names, service marks and trademarks, including, without limitation, the trade names ZLand.com (TM) and ZLand , proprietary rights in software and proprietary rights to information relating to methods of doing business. ZLand.com has developed strategic internet products and services, particularly the ZLand.com (TM) product line of business applications, business methods, technical knowledge, commercial ideas, advertising material, marketing strategies, administrative procedures, business forms, employee training techniques, which, taken together, provide the basis for the operation of a proprietary business offering customers the ability to conduct commerce and other business activities on the internet with minimal investment and low monthly costs. ZLand.com has expended time, effort and money in developing the know-how and the method for this ZLand Business which today enjoys remarkable goodwill in the United States of America. ZLand has the right to authorize the adoption and use of the ZLand System in Germany and, thus, also in the Territory.

WHEREAS,

Franchisee intends to adopt and use the ZLand System in the Territory. For this purpose, Franchisee desires to use the ZLand System in the conduct of the ZLand Business, including the ZLand Marks, advertising, marketing and sales programs and techniques. Franchisee is aware of the fact that the foundation of the ZLand System and the essence of this Agreement is Franchisee's adherence to ZLand's standards and policies which provide for uniform operation and service of all ZLand Franchisees through the ZLand System including, but not limited to, selling only approved products and services; the use of only prescribed or approved advertising; and strict compliance with established customer service policies. Franchisee is aware that Franchisee's compliance with the foregoing standards and policies, set forth herein and in the ZLand Business Manuals, in conjunction with the ZLand Marks provides the basis for the valuable goodwill of the ZLand System. Franchisee is furthermore willing to establish and maintain a close personal working relationship with ZLand in the conduct of Franchisee's ZLand Business and to perform the obligations contained in this Agreement.


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NOW, THEREFORE, the parties agree as follows:

1.      Definitions

        a) "BUSINESS MANUALS" shall mean the manual or manuals (including the "Confidential Operations Manual" and others regardless of title) containing policies and procedures to be adhered to by Franchisee in performing under this Agreement. The Business Manuals contain detailed information including:

                (1)     required operational procedures;

                (2)     sales methods;

                (3) book keeping and accounting procedures and required reports;

                (4)     business practices and policies; and

                (5)     other management and advertising policies.

                A copy of the Business Manuals, particularly the Confidential Operations Manual, with the presently valid text is attached to this Agreement as Exhibit 1.

        b) "GROSS SALES" means the total Dollar amount of all sales (including but not limited to one time, recurring or any other types of fees) by Franchisee or any similar business.

        c) "MUTUAL ADJUSTMENT" means an adjustment to any fee or charge specified under this Agreement, arrived at through good faith negotiations between the parties, and reflecting a change of more than 5 % in the general average living costs (as calculated and published from time to time by the Statistisches Bundesamt) from the Effective Date of this Agreement, or from the date of the last adjustment to the fees and charges.

        d) "PREMISES" means a business location acceptable to ZLand and located in the "Territory", from which Franchisee conducts the ZLand Business.

        e)      "TERRITORY" means the territory or territories described in
                Exhibit 2 attached to this Agreement.


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        f)      "ZLAND BUSINESS" means strategic internet products and services including the ZLand.com (TM) product line of business applications, business methods, technical knowledge, commercial ideas, advertising material, marketing strategies, administrative procedures, business forms, employee training techniques, which, taken together, provide the basis for the operation of a proprietary business offering customers the ability to conduct commerce and other business activities on the internet with minimal investment and low monthly costs.

        g) "ZLAND MARKS" means the trade names, trademarks and service marks, including marks that enjoy trade dress (get-up) protection that ZLand designates, from to time, to be part of the ZLand System. Copies of the current ZLand Marks are attached to this Agreement as Exhibit 3.

        h) "ZLAND SYSTEM" means an interdependent network composed of ZLand, Franchisee, and any other people or companies that ZLand has licensed to use any of the ZLand Marks and/or ZLand System. ZLand System is a comprehensive marketing and operational system prescribed by ZLand to be used in the conduct of the ZLand Business, as set forth in this Agreement and the Business Manuals, as amended from to time. The ZLand System shall include, among other things, the ZLand Marks, advertising, marketing and sales programs and techniques, training programs and materials, artwork, graphics, lay-outs, slogans, names, titles, text and other intellectual property that ZLand makes available to Franchisee. ZLand may improve and/or change the ZLand System from to time, including but not limited to, adding, deleting or modifying elements of the ZLand System, establishing categories or classifications of Franchisees and amending the Business Manuals for the intended purpose of making the ZLand System more effective, efficient, economical or competitive and/or better serving the public.

2.      Franchise Grant and Term

        a)      Basic Grant

                ZLand grants to Franchisee, for the term stated in this Agreement, the right, license and privilege to operate as a ZLand Franchisee, which includes the following rights, licenses and privileges:


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                (i)     to adopt and use the ZLand System in the Territory in
                        connection with the sale of those products and in connection with those services which have been designated by ZLand;

                (ii) to advertise to the public that Franchisee is a Franchisee of ZLand;

                (iii) to operate the Territory under the ZLand System from the premises.

                ZLand shall not operate, nor authorize any other ZLand franchisee to operate, at premises physically situated within the Territory.

                ZLand shall not actively sell, nor authorize any other ZLand franchisee to actively sell, to accounts physically situated within the Territory. ZLand and other ZLand franchisees shall, however, be able to sell to accounts located within the Territory, if, and inasfar as ZLand respectively other ZLand franchisees are not actively selling to such accounts.

                Franchisee shall not operate from any premises other than the premises that have been approved by ZLand in writing.

                Franchisee has received international disclosure documentation from ZLand describing the franchise and ZLand System, and has conducted its own review of the feasibility of the franchise in the Territory.

                Franchisee acknowledges its understanding of ZLand's basic business policy that ZLand will grant franchises only to those individuals who will work full time (or hire an acceptable full time manager) in the operation of their franchised ZLand Business. Thus, Franchisee shall either by herself/himself work full time or hire an acceptable full time manager in the operation of their franchised ZLand Business.

        b)      Term

                The term of this Agreement shall begin on the Commencement Date. The Commencement Date will be the date when Franchisee satisfactorily completes the initial training session referred to in Paragraph 6 of this Agreement. Furthermore, both parties must have signed this Agreement.


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                This Agreement shall continue for 5 years unless terminated prior thereto by either party pursuant to the provisions hereof.

3.      ZLand Marks

        a)      Grant of Trademark License

                ZLand hereby grants to Franchisee the right during the term hereof to use and display the ZLand Marks in accordance with the provisions contained herein and in the Confidential Operations Manual, solely in connection with the operation of the franchised business. Franchisee shall not use or display the ZLand Marks in connection with the performance of any other service or the conduct of any activity outside the scope of the franchised business.

                Franchisee acknowledges that ZLand prescribes minimum standards respecting the nature and quality of the goods and services used by Franchisee in connection with which the ZLand Marks are used. Franchisee agrees that as between ZLand and Franchisee, the ZLand Marks are the exclusive property of ZLand. Franchisee now asserts no claim and will hereafter assert no claim to any goodwill, reputation or ownership thereof by virtue of Franchisee's franchised or licensed use thereof or otherwise. It is expressly understood and agreed that ownership and title of the ZLand Marks and ZLand's manuals, bulletins, instruction sheets, forms, methods of operation and goodwill are and, as between ZLand and Franchisee, shall remain vested solely in ZLand, and the use thereof is only co-extensive with the term of this Agreement.

                Franchisee acknowledges that the material and information now and hereafter provided and/or revealed to Franchisee pursuant to this Agreement (including in particular, but without limitation, the contents of the Confidential Operations Manual) are confidential trade secrets of ZLand and are revealed in confidence, and Franchisee expressly agrees to keep and respect the confidences so reposed, both during the term of this Agreement and thereafter inasfar and as long as the material and information will not become part of the public domain for which Franchisee will bear the burden of proof.


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                                      -7-


        b)      Use of other trademarks

                Franchisee shall not use or display or permit the use or display of trademarks, trade names, service marks, insignias or logo types other than the ZLand Marks that have been approved for use by ZLand in writing

                (i) in any advertisement that contains the words "ZLand" or any other ZLand Marks,

                (ii) in or on any Premises or place of business of Franchisee in any manner that is reasonably visible from outside such Premises or place of business,

                (iii) in any computer system used at any Premises or place of business of Franchisee,

                (iv) in answering telephones at the Premises or otherwise in connection with the Franchise Business,

                except as otherwise expressly permitted herein or in the Confidential Operations Manual.

        c)      Infringement Claims and Defense of ZLand Marks

                If Franchisee receives notice or otherwise becomes aware of any claim, suit or demand against it by any party other than ZLand on account of any alleged infringement, unfair competition or similar matter arising from its use of any of the ZLand Marks in accordance with the terms of this Agreement, Franchisee shall promptly notify ZLand of any such claim, suit or demand. Franchisee shall have no power, right or authority to settle or compromise any such claim, suit or demand by a third party without the prior written consent of ZLand.

                ZLand is obligated to protect and defend the integrity of the ZLand Marks, including the right of Franchisee to conduct the Franchise Business under the ZLand marks. In its sole discretion, ZLand shall determine whether to defend, compromise or settle any such claim, suit or demand at ZLand's cost and expense. Franchisee agrees to cooperate fully in such matter, at no cost or ex-

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                pense to Franchisee, except if the claim, suit or demand arises as a result of action or inaction or default of Franchisee.

                ZLand shall have the sole discretion to decide whether any action will be undertaken against any third party using any trademark similar to any of the ZLand Marks.

4.      Location of Premises, Disclaimer

        ZLand does not provide assistance in actual site selection for Premises. However, ZLand reserves the right to approve any site where ZLand Business is conducted. Franchisee acknowledges and agrees that ZLand's approval of the Premises and any other of Franchisee's ZLand Business locations

        (i) is no more than confirmation that the location meets ZLand's own minimum criteria,

        (ii) does not constitute a representation that the ZLand Business will be profitable and

        (iii)   does not impose any liability or obligation on ZLand.

5.      Successor Franchise

        a)      Successor Franchise for a further two-year-period

                Franchisee shall have the right to a successor franchise for the Territory as described in this Agreement for a further two-year-period provided Franchisee meets all the requirements set forth in this Section below. Franchisee understands and acknowledges that any such successor franchise shall be on the then-current terms set forth in the then-current standard ZLand Franchise Agreement, which may be substantially different from the terms contained herein. Franchisee must give written notice that it wishes to apply for a successor ZLand Franchise not less than 6 months, but not more than 12 months, prior of the expiration of this Agreement.


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               A successor franchise for a further two-year-period shall be granted to Franchisee if Franchisee meets all of the conditions and requirements set forth below:

                (i) bring the Premises and Territory and Franchisee's operation into full compliance with this Agreement and the specifications and standards then applicable for new ZLand franchisees and present evidence satisfactory to ZLand thereof;

                (ii)    satisfy all monetary obligations owed to ZLand;

                (iii) execute a mutual release with ZLand as to all claims, liabilities and/or obligations, of any nature whatsoever, however arising, known or unknown, relating to the Territory or any other franchise territory or contract with ZLand;

                (iv) comply with ZLand's then-current qualification and training requirements for which Franchisee shall be responsible for all retraining costs, travel, meals, lodging and other expenses of Franchisee's personnel; and

                (v) upon approval of Franchisee's application for successor franchise, sign the then-current ZLand Franchise Agreement.

        b)      Successor Franchise for a further five-year-period

                If Franchisee has exercised the option listed under Paragraph 5
                a) of this Agreement and if Franchisee and ZLand are doing business under the successor franchise for the further two-year-period as listed under Paragraph 5 a) of this Agreement, Franchisee shall furthermore have the right to a further successor franchise for the Territory as described in this Agreement for another five-year-period provided Franchisee meets all the requirements set forth in this Section below. Franchisee understands and acknowledges that any such successor franchise for a further five-year-period shall be on the then-current terms set forth in the then-current standard ZLand franchise agreement, which may be substantially different from the terms contained herein. Franchisee must give written notice that it wishes to apply for a successor ZLand franchise not less than 6 months, but not more than 12 months, prior to the expiration of the preceding two-year franchise agreement.


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               A successor franchise for a further five-year-period - following the preceding successor franchise for a further two-year-period - shall be granted to Franchisee if Franchisee meets all of the conditions and requirements set forth below:

                (i) pay a fee equal to 25 % of the then-current Franchise Fee or U.S. $ 7,500, whichever is greater, along with the notice and application for the successor franchise. In the event that the successor franchise is not granted, this fee will be returned, less any costs associated with processing the application;

                (ii) bring the Premises and Territory and Franchisee's operation into full compliance with this Agreement and the specifications and standards then applicable for new ZLand franchisees and present evidence satisfactory to ZLand thereof;

                (iii)   satisfy all monetary obligations owed to ZLand;

                (iv) execute a mutual release with ZLand as to all claims, liabilities and/or obligations, of any nature whatsoever, however arising, known or unknown, relating to the Territory or any other franchise territory or contract with ZLand;

                (v) comply with ZLand's then-current qualification and training requirements for which Franchisee shall be responsible for all retraining costs, travel, meals, lodging and other expenses of Franchisee's personnel; and

                (vi) upon approval of Franchisee's application for a further five-year successor franchise, following a preceding two-year franchise, sign the then-current ZLand Franchise Agreement.

6.      Initial Training Session

        Franchisee shall satisfactorily complete an initial training session before the beginning of the term of this Agreement and before the start of the operation of the Territory. Franchisee shall not begin operation until satisfactory completion of the initial training session.


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7.      General Services of ZLand

        ZLand shall advise and consult with Franchisee periodically in connection with the operation of the Territory and also, upon Franchisee's request, at other reasonable times. ZLand shall communicate to Franchisee its know-how, new developments, techniques and improvements in areas of sales, product development and services that are pertinent to the operation of a Territory using the ZLand System. The communications shall be accomplished via online, telephonic or face-to-face discussions, online reports, seminars or mailings, and training sessions. ZLand shall also make available to Franchisee all additional services, facilities, rights and privileges relating to the operation of the Territory, which ZLand makes generally available, from time to time, to all its franchisees operating Territories.

8.      Customer Billing Services of ZLand

        ZLand provides a centralized billing service. The participation in ZLand's centralized billing service is optional for Franchisee. If Franchisee decides to participate in ZLand's centralized customer billing service, the products and services offered or otherwise provided by Franchisee will be billed in the name of Franchisee. In administering this optional centralized billing service, ZLand will respect Franchisee's individual pricing policies; Franchisee is free in determine the price of any products sold by Franchisee or of any services rendered by Franchisee.

9.      Sales outside of Franchisee's Territory

        Franchisee shall not actively sell to any accounts physically located outside of the Territory to which this Agreement refers.

10.     Sales and Service of Major Accounts

        Franchisee shall not actively sell to Major accounts, notwithstanding whether such Major accounts are located inside or outside of Franchisee's Territory. Major accounts are defined as accounts in which the customer employs more than 500 employees. Due to the nature of these accounts, Franchisee must apply to ZLand to get authorization to actively sell and service to such an account in order to ensure that quality services are provided to such account.


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        Presently, the accounts located in Franchisee's Territory listed in
        Exhibit 4 to this Agreement are Major accounts in the sense of this Paragraph 10 of the Agreement. In order to proceed with the active sales or services to such an account, Franchisee must submit a marketing plan, the format of which is detailed in the Business Manuals, which will set forth the terms and conditions under which Franchisee propose to provide customer with service. ZLand will review the marketing plan and determine whether to approve, modify or disapprove it. ZLand will make its determination based on the quality of service Franchisee can reasonably provide the customer, the effect such services would have on the franchise channel, and the history of Franchisee's previously submitted plans. In the event that ZLand do not approve Franchisee's marketing plan and Franchisee wish to contest such a decision, the matter will be brought before the Franchise Advisory Board for final determination.

11.     Business Manuals

        Franchisee shall use a standard chart of accounts as provided in the Business Manuals. ZLand shall provide Franchisee with the Business Manuals prepared by ZLand for use by franchisees of ZLand territories similar to the Territory. Such manuals may be provided via hard copies or on-line files, at ZLand's discretion. Franchisee agrees to promptly adopt and use exclusively the practices, methods and policies contained in the Business Manuals, now and as they may be modified by ZLand from time to time. Franchisee acknowledges that ZLand is the owner of all proprietary rights in and to the ZLand System and that information revealed in the Business Manuals, in their entirety, constitutes confidential trade secrets. Without the prior written consent of ZLand, Franchisee shall not disclose the contents of the Business Manuals to any person, except employees of Franchisee, who have signed a nondisclosure agreement regarding such information, for purposes related solely to the operation of the Territory, nor shall Franchisee reprint or reproduce the manuals in whole or in part for any purpose except in connection with instruction of employees in the operation of the Territory. Such manuals, as modified by ZLand from time to time, and the policies contained therein, are incorporated in this Agreement by reference.

12.     Improvements

        Any improvements to the ZLand System or the ZLand products or services conceived, developed or acquired by Franchisee shall be promptly disclosed in writing to ZLand,

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        and Franchisee agrees to immediately thereon assign, and hereby does assign, its entire right, title, and interest in, to, and under such improvements including, without limitation, all intellectual property rights therein, to ZLand. Franchisee shall not implement or use any such improvements unless and until authorized to do so in writing by ZLand. Additionally, until such authorization to implement and use is given by ZLand Franchisee shall maintain the Improvements in strict confidence. Franchisee shall be entitled to adequate compensation in return for any assignment of improvements under this Paragraph 12.

13.     Advertising

        Franchisee shall use only advertising and promotional materials and programs provided by ZLand or approved in advance, in writing, by ZLand. All such materials must be submitted to ZLand at least two weeks prior to their intended publication or use. The approval by ZLand of Franchisee's advertising and promotional material or the providing of such material by ZLand to Franchisee shall not, directly or indirectly, require ZLand to pay for such advertising or promotion.

        For local and regional advertising, Franchisee shall expend a minimum of U.S. $ 2,500, subject to Mutual Adjustment, each month on local advertising during their first year of operation of the Territory. For each annual period thereafter, Franchisee shall spend each month at least the greater of (i) 5 % of Franchisee's monthly Gross Sales or (ii) U.S. $ 1,000, subject to Mutual Adjustment. Amounts paid out in excess of the minimum requirement in one month may be applied to the subsequent month's minimum requirement. Franchisee shall submit quarterly reports on the expenditure of such funds although the funds must be expended as required monthly. ZLand may in the future institute a Regional Marketing Coop. Until such Regional Marketing Coop is instituted, Franchisee's expenditures of a regional nature shall be counted against their local advertising requirements.

        ZLand may in the future institute a national advertising, publicity and marketing fund (the "National Marketing Fund") for such advertising, advertising-related, marketing and/or public relations program, services and/or materials as ZLand, in its sole discretion, deem necessary or appropriate. When instituted, the National Marketing Fund may be combined with any marketing fund otherwise established for ZLand franchisees and the funds merged for use in accordance with this Agreement. ZLand shall have the right to use funds for regional advertising if, in its sole discretion, ZLand de-termines that such funds will be more effectively used in this manner. Any funds so diverted to regional advertising shall be diverted to regional advertising in the region from which they were received. For national advertising, Franchisee shall contribute each month the greater of (i) 1 % of Gross Sales or (ii) U.S. $ 500, subject to Mutual Adjustment. Until such time as ZLand institutes a National Marketing Fund, in addition to and under the same terms as the amounts required by the second subparagraph of this paragraph 13 above, Franchisee shall be required to spend each month on local advertising the greater of (i) 1 % of Gross Sales or (ii) U.S. $ 500, subject to Mutual Adjustment. By the 15th day of each calendar quarter, Franchisee shall submit reports on the monthly expenditure of such funds during the prior three months.

        All advertising under this Paragraph 13 will not affect Franchisee's individual pricing policy and will comply with applicable provisions of the German laws regarding advertising and pricing.

14.     Training

        Franchisee acknowledges the importance of uniform quality of business operations among all territories in the ZLand System and agrees to enroll Franchisee (or the general manager), Franchisee's sales staff, and Franchisee's production staff, present and future, in ZLand "Basic Training", which consists of the basic training required to establish such persons as qualified for their respective positions. ZLand shall make available to Franchisee the services of its training staff for Basic Training at no charge for the first year Franchisee operates the Territory. ZLand shall bear the cost of maintaining the training center, including the overhead costs of training, staff salaries, and training materials and agrees to provide to Franchisee both basic and advanced instruction for the operation of a ZLand System territory. Franchisee shall pay all traveling, living, compensation or other expenses incurred by Franchisee and Franchisee's employees in connection with attendance to such training.

15.     Performance Standard

        Every six months, beginning 12 months after the Commencement Date, ZLand will compare (i) Franchisee's Gross Sales with (ii) the then-current average Gross Sales of other franchisees who have a substantially similar territory as to market ("Market Type Territory"). Such then-current average Gross Sales of such Market Type Territory will be the "Applicable Standard", and this will be updated every six months. If Franchi-see's Gross Sales do not equal at least 50 % of the Applicable Standard at the end of any six months period, Franchisee shall be notified that it has not met the Applicable Standard and it shall have six months in which to correct the situation and meet the next Applicable Standard as determined six months later. If Franchisee does not meet the next Applicable Standard, ZLand may terminate this Agreement for nonperformance.

16.     Payments

        a)      Initial Fee

                Franchisee shall pay to ZLand for the initial grant of this Territory and Agreement an Initial Fee of U.S. $ 30,000 for each Territory, as specified in Exhibit 2 to this Agreement. The Initial Fee shall become due 14 days after the signing of this Agreement by both parties. The duty of Franchisee to pay the Initial Fee shall laps in case Franchisee, or Franchisee's designated general manager, has not successfully completed ZLand's Basic Training. In such case, Franchisee shall be refunded the Initial Fee minus ZLand's costs for such training, and this Agreement will be terminated by ZLand with no further obligation by either party.

        b)      Royalties

                In addition, Franchisee shall pay ZLand monthly royalties in the amount of ___ % of Franchisee's Gross Sales (excluding VAT). Royalties shall be paid on or before the ___ day of each month and shall be based upon sales of the preceding calendar month. The payment of royalties shall be accompanied by Franchisee's statement of his Gross Sales during the aforesaid calendar month.

17.     Reports

        By the close of business every Friday, Franchisee shall coordinate/replicate those databases described in the Business Manuals with the ZLand System master databases, in the manner specified by ZLand in the Business Manuals. Franchisee shall submit the reports relating to the above databases specified by ZLand in the Business Manuals. On or before the 15th day of the month following the quarter end, Franchisee shall submit, in such form as ZLand shall reasonably require from time to time and as de-scribed in the Business Manuals, the financial reports showing the income and expenses of the Territory. Franchisee shall keep and preserve full and complete records of Gross Sales for at least three years in a manner and form satisfactory to ZLand and shall also deliver such additional financial, operating and other information and reports as ZLand may reasonably request on the forms and in the manner described by ZLand. Franchisee further agrees to submit within 90 days following the close of each fiscal year of the Territory operation, a profit and loss statement covering operations during such fiscal year and a balance sheet taken as of the close of such fiscal year, all prepared in accordance with generally accepted accounting principles and ZLand requirements as described in the Business Manuals. If ZLand shall request certification, a public accountant shall certify the profit and loss statement and the balance sheet, if any, and consult with ZLand concerning such statement and balance sheet. The original of each such report required by this Paragraph 17 shall be mailed to ZLand at the address indicated in Paragraph 31 herein.

        ZLand shall have the right, at its expense, to inspect and/or audit Franchisee's accounts, books, database data, records and tax returns at all times to ensure that Franchisee is complying with the terms of this Agreement. Franchisee shall have the right, at its expense and at any time, to inspect or cause to be inspected any and all records of their Territory, which are stored on-line at ZLand's, if ZLand provides customer billing service for Franchisee. In such case, Franchisee shall also have the right, at its expense and at any time during business hours, to inspect and audit, or cause to be inspected and audited, accounting and sales records which relate to the operation of their Territory.

        If such inspection of ZLand discloses that Gross Sales actually exceeded the amount reported by Franchisee as Gross Sales by an amount equal to 5 % or more of Gross Sales originally reported to ZLand, Franchisee shall bear the cost of such inspection and audit. If such inspection of Franchisee discloses that Gross Profits actually exceeded the amount reported by ZLand to Franchisee by an amount equal to 5 % or more of Gross Profits originally reported to Franchisee, ZLand shall bear the cost of such inspection and audit.

18.     Restrictions

        During the term of this Agreement, Franchisee shall not enter into competition with ZLand.

        Unless such information is publicly available, Franchisee shall not disclose or reveal any portion of the ZLand System to a non-Franchisee other than to Franchisee's employees as an incident of their training.


19.     Compliance with Entire System

        Franchisee acknowledges that every component of the ZLand System is important to ZLand and to the operation of the Territory as a ZLand franchise, including a designated product list, uniformity of service, sales methods, and quality of service.

        ZLand shall have the right to inspect the Territory at all reasonable times to ensure that Franchisee's operation thereof is in compliance with the standards and policies of the ZLand System.

        Franchisee shall comply with the entire ZLand System, including, but not limited to, the following:

        a) operate the Territory in a professional manner; comply with all business policies, practices and procedures established by ZLand; sell only the products and services now and hereafter designated by ZLand; and maintain the quality of service in compliance with designated standards as may be prescribed from time to time by ZLand;

        b) purchase computer hardware and software in accordance with the equipment specifications designated by ZLand, and, promptly after notice from ZLand that the Territory needs such equipment, cause the installation thereof;

        c) operate the Territory from the Premises, which must conform to site requirements contained in the Business Manuals; and

        d) have an answer on Franchisee's ZLand Business telephone lines during all hours, business or non-business hours, as described in the Business Manuals.

20.     Best Efforts

        Franchisee shall diligently and fully exploit the rights granted in this Agreement by personally devoting full time and best efforts. In the event that Franchisee hires a general manager to operate the Territory or more than one individual, a corporation, or a partnership has executed this Agreement as Franchisee, then such general manager shall personally devote full time and best efforts to the operation of the Territory. Franchisee shall keep from conflicting enterprises or any other activities that would be detrimental to or interfere with the business of the Territory.

21.     Franchise Owners Associations

        ZLand Franchisees may establish one ore more associations and/or sub-associations of ZLand franchisees, to be known collectively as the ZLand Franchise Owners Association ("ZFOA"). ZFOA may adopt its own rules, regulations and procedures, provided they do not conflict with any provision of this Agreement.

22.     Interference with Employment Relations of Others

        During the term of this Agreement, Franchisee shall not employ or seek to employ any person who is at the time employed by ZLand, any of its subsidiaries, or by any person who is at the time operating a ZLand franchise or otherwise induce, directly or indirectly, such person to leave such employment. This Paragraph 22 shall not be violated if such person has left the employment of any of the foregoing parties for a period in excess of six months.

23.     Assignment

        Franchisee shall not assign or otherwise transfer in whole or in part (whether voluntarily or by operation of law) directly, indirectly, or contingently Franchisee's interest in this Agreement without the prior written consent of ZLand, which consent shall not be withheld unreasonably. In the event that ZLand grants such written consent, any such assignment or transfer shall comply with the terms set forth below in this Paragraph 20 and shall require payment to ZLand of a transfer fee sufficient to cover ZLand's cost incurred in researching the transfer effect on its interests. The transferee shall be responsible for running the ZLand Business in accordance with this Agreement and other applicable ZLand specifications, such as having the appropriate train-ing for its personnel, at transferee's own cost. In no event will a transfer to a competitor of ZLand be approved.

        a)      Death or Permanent Incapacity of Franchisee

                Upon the death or permanent incapacity of Franchisee, the interest of Franchisee in this Territory may be assigned either pursuant to the terms of Sub-Paragraph b) herein or to one or more of the following persons: Franchisee's spouse, heirs, or nearest relatives by blood or marriage, subject to the following conditions:

                (i) such person shall meet the then-current requirements and pass the then-current testing and interviewing process for new franchise applicants, and

                (ii) such person shall also execute an agreement by which the person personally assumes full and unconditional liability for and agrees to perform all the terms and conditions of this Agreement to the same extent as the original Franchisee.

                If such person cannot meet the above conditions, ZLand shall have the option to operate and/or manage the Territory on behalf of Franchisee or of Franchisee's estate until the diseased or incapacitated Franchisee's interest is transferred to another party acceptable to ZLand in accordance with the terms and conditions of this Agreement. However, in no event shall ZLand operate and manage the Territory for a period in excess of 12 full calendar months without the consent of Franchisee or Franchisee's estate. In the event that ZLand so operates and/or manages the Territory, ZLand shall make a complete account to and return the net income from such operation to the Franchisee or to the Franchisee's estate, less a reasonable management fee and expenses. If the disposition of the Territory to a party acceptable to ZLand has not taken place within 12 months from the date that ZLand has commenced the operation or management of the Territory on behalf of the diseased or incapacitated Franchisee, then ZLand shall have the option to purchase the Territory at fair market value for cash or its common stock at its option.

        b)      Other Assignment

                In addition to any assignments or contingent assignments contemplated by the terms of Sub-Paragraph a) of this Paragraph 23, Franchisee shall not sell, transfer or assign this Territory or Agreement to any person or persons without ZLand's prior written consent. Such consent shall not be unreasonably withheld. In the event that any transfer under this Section is made to an existing ZLand franchisee, the transfer fee shall be waived. In determining whether to grant or withhold such consent, ZLand shall consider for each prospective transferee, by way of illustration, the following:

                (i)     work experience and attitude,

                (ii)    financial background,

                (iii)   character

                (iv) ability to personally devote full time and best efforts to managing the Territory,

                (v)     residence in the locality of the Territory,

                (vi)    equity interest in the Territory,

                (vii)   conflicting interests,

                (viii)  willingness to sign the then-current Agreement, and

                (ix) such other criteria and conditions as ZLand shall then apply in the case of an application for a new franchise to operate a ZLand franchise.

                ZLand's consent shall also be conditioned upon each transferee's execution of an agreement by which transferee personally assumes full and unconditional liability for and agrees to perform from the date of such transfer all obligations, covenants and agreements contained in this Agreement to the same extent as if transferee had been an original party to this Agreement. Franchisee-transferor shall continue to remain personally liable for all affirmative obligations, covenants and agreements contained herein for the full term of this Agreement.

        c)      First Option to Purchase

                At least 20 days prior to the proposed effective date, Franchisee or Franchisee's representative shall give ZLand written notice of intent to sell or otherwise transfer this Territory or Agreement pursuant to Sub-Paragraph b) of this Paragraph 23. The notice shall set forth the name and address of the proposed pur-chaser and all the terms and conditions of any offer. ZLand shall have the first option to purchase the Territory by giving written notice to Franchisee of its intention to purchase on the same terms as the offer within ten days following ZLand's receipt of such notice. However, if ZLand fails to exercise its option and the Territory is not subsequently sold to the proposed purchaser for any reason, ZLand shall continue to have, upon the same conditions, a first option to purchase the Territory upon the terms and conditions of any subsequent offer.

24.     Franchisee not an Agent of ZLand

        It is expressly agreed that the relationship between ZLand and Franchisee (an independently owned and operated business) shall be a relationship of franchisor and franchisee. Franchisee shall have no authority, express or implied, to act as agent of ZLand or any of its affiliates for any purpose. Franchisee is an independent contractor. Further, Franchisee and ZLand are not partners, associates, or joint employers in any way. ZLand shall not be construed to be jointly liable for any acts or omissions of Franchisee under any circumstances. All employees or agents hired or engaged by or working for Franchisee shall be only the employees or agents of Franchisee and shall not for any purpose be deemed employees or agents of ZLand nor subject to ZLand's control.

25.     Insurance

        Franchisee shall, at all times during the term of this Agreement maintain insurance to protect ZLand, related companies ("verbundene Unternehmen" as defined by Sections 15 ff. of the German Stock Corporation Act) inasfar as these related companies form part of the ZLand System and their successors in law from the claims, losses and liabilities for which Franchisee is obligated to protect, defend, hold harmless, and indemnify ZLand and its successors pursuant to this Agreement including, but not limited to,

        (i) claims for damages because of bodily injury of any person which arises out of any act or omission by Franchisee, Franchisee's employees or agents;

        (ii) claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom, which arise out of any act or omission of Franchisee, Franchisee's employees or agents; and

        (iii) product liability claims arising out of Franchisee's manufacture, marketing, use, distribution or sale of any products or services.

        The insurance maintained by Franchisee shall include a general liability insurance policy in an amount of at least U.S. $ 1,000,000 or in such greater amounts as ZLand may from time to time reasonably require. Such policies shall name ZLand as an additional insured. Such policies shall provide that the same may not be canceled or modified without 30 days prior notice to ZLand. Each time any such policy is issued or renewed, Franchisee shall furnish ZLand with a certificate of insurance showing ZLand as an additional insured and indicating that such policy may not be canceled or modified without 30 days prior notice to ZLand. In addition, if requested by ZLand, Franchisee shall furnish ZLand with a complete copy of each such policy.

        ZLand shall, for the duration of this Agreement, maintain a general business liability insurance policy in the amount of at least U.S. $ 1,000,000 or in a greater amount as ZLand may from time to time consider necessary. This Paragraph 25 shall neither affect ZLand's liability for fault nor any product liability of ZLand.

26.     Termination by Franchisee

        Franchisee may terminate this Agreement for cause after first notifying ZLand and requesting that ZLand cure the default. If the default remains uncured after 30 days, Franchisee may terminate this Agreement.

27.     Termination by ZLand

        ZLand may terminate this Agreement for cause after first notifying Franchisee in writing and requesting that Franchisee cure the default. If the default remains uncured after 30 days, ZLand may terminate this Agreement. Good cause for termination is given

        (i) if Franchisee defaults in payment of royalties or other fees stipulated in this Agreement, or

        (ii) if Franchisee fails to submit the records provided herein after notification thereof;

        (iii)   if Franchisee ceases the active conduct of its business;

        (iv) if Franchisee fails to maintain the standards as set forth in this Agreement and in the Business Manuals.

        Repeating non-compliance with the terms and conditions of this Agreement may also constitute a reason to terminate without notice even though the individual case of non-compliance is a minor one.

28.     Effect of Termination by ZLand

        Upon termination or expiration of this Agreement, Franchisee shall forthwith return to ZLand any copies of the Business Manuals in Franchisee's possession, together with all other material containing trade secrets, operating instructions or business practices; discontinue the use of the ZLand System and its associated trade names, service marks and trademarks or the use of any and all signs, printed or online advertising bearing the name and marks, or any reference to them; not disclose, reveal or publish all or any portion of the ZLand System; and Franchisee shall not thereafter use any trade name, service mark or trademark similar to or likely to be confused with those of ZLand.

29.     Effect of Waivers

        No waiver by ZLand or any breach or a series of breaches of this Agreement shall constitute a waiver of any subsequent breach or waiver of the terms of this Agreement.

30.     No Scientology Church Affiliation

        Neither ZLand nor any of its Directors are working with the methods of
        L. Ron Hubbard, nor are ZLand or any of its Directors a member of the WISE Organization.

31.     Notices

        Any notice hereunder shall be in writing and shall be delivered by telefax or by German certified or registered mail, with postage prepaid, addressed to Franchisee at the Premises or to ZLand at Rosenheimer Strasse 143 b, D-81671 Munchen, Germany. Either party, by a similar written notice, may change the address to which notices shall be sent, provided, however, that the address is within the Federal Republic of Germany.

32.     Dispute Resolution

        a) Both parties agree to resolve any and all claims, disputes and disagreements in the following manner:

                (i) First, the matter will be discussed in a face-to-face meeting between the parties. This meeting will be held at a location reasonably convenient to Franchisee and within 30 days after either party gives written notice to the other proposing such a meeting.

                (ii) If the matter is not successfully resolved, it will be resolved by submission for binding arbitration in Munchen, Germany before the International Chamber of Commerce in accordance with the arbitration rules set out in the German Code of Civil Procedure. The fees and expenses of the arbitrator(s) and/or arbitration organization shall be paid by the ultimately unsuccessful party or in such other manner as the tribunal may decide. In each case, the parties to the arbitration will execute appropriate confidentiality agreements, excepting only such public disclosures and filings required by law. Each participant must submit or file any claim that would constitute a compulsory counterclaim within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding will be forever barred.

                (iii) Each party knowingly waives all rights to trial by an ordinary court, understanding that arbitration may be less formal than a court trial, may use different rules of procedure and evidence and that appeal is generally less available, still strongly preferring arbitration to resolve any disputes, except as provided in Subsection
                        (iv) above. Each party also waives all rights to any claims for (whether by claim, counter-claim, offset, way of defense or otherwise), punitive, mental distress, incidental, consequential, special, lost income and/or profits and/or similar damages under any theory whatsoever, both parties agreeing that such claims are inherently speculative and subject to abuse.

                (iv) If either party institutes any action against the other party to secure or protect their rights under the terms of this Agreement, in addition to any judgment entered in its favor, that party shall be entitled to recover such reasonable attorneys' fees as may be allowed by the arbitrator together with arbitration costs and expenses of such action.

        b) The aforementioned regulations in this paragraph 32 (a) do not exclude the possibility of either party to safeguard any of their claims against the other party by means of an attachment proceeding with an ordinary court or to enforce claims for injunctive relief and abatement by means of preliminary injunction proceedings with an ordinary court pursuant to Sections 916 ff. of the German Rules of Civil Procedure (ZPO).

33.     Indemnification

        a) If ZLand is subject to any claim, demand or penalty or becomes a party to any suit or other judicial or administrative proceeding by reason of any claimed act or omission by Franchisee, Franchisee's employees or agents, or by reason of any act occurring on the Premises, Franchisee shall indemnify and hold ZLand harmless against all judgements, settlements, penalties and expenses, including attorneys' fees, court costs and other expenses, incurred by or imposed on ZLand in connection with the investigation or defense relating to such claim or litigation or administrative proceeding and, at the election of ZLand.

                ZLand themselves shall indemnify and hold Franchisee harmless from all fines, suits, proceedings, claims, demands, actions, loss, damages, costs, fees, including attorneys' fees and related expenses arising, growing out of or otherwise connected with the sale of any products and services to Franchisee by ZLand to the extent that those products and services are in violation of ZLand's warranty of such items. Additionally, ZLand will indemnify and hold Franchisee harmless from all fines, suits, proceedings, claims, demands, actions, loss, damages, costs, fees (including attorneys' fees and related expenses) arising, growing out of or otherwise connected with and related to the use of ZLand's patents, trademarks, trade name and service marks, provided Franchisee is and has been at all relevant times in compliance with ZLand's standards regarding the use of such items.

34.     Construction and Severability

        All references in this Agreement to the singular shall include the plural where applicable.

        If any part of this Agreement for any reason shall be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect. In the event that any material provision of this Agreement shall be stricken or declared invalid, either party shall have the right to terminate this Agreement.

35.     Scope and Modification of Agreement

        This Agreement, including the Exhibits to this Agreement, constitutes the entire Agreement between the parties and supersedes all prior and contemporaneous oral or written, agreements or understandings of the parties. No interpretation, change, termination or waiver of any of the provisions hereof shall be binding upon ZLand unless in writing and unless the paper is specifically identified as an amendment hereto. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of any party hereto to enforce any claim or right hereunder, whether or not liquidated, which occurred prior to the date of such modification, waiver, termination, rescission, discharge or cancellation.

36.     Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

IN WITNESS WHEREOF,

each of the undersigned has hereunto affixed his or her signature:


----------------, ------------              ----------------, ------------
[Place, Date]                               [Place, Date]

--------------------------------            --------------------------------
Franchisee                                  ZLand
                                            by: [Print name]

Acknowledgement of Right to Revoke Agreement

Franchisee is aware of the fact that he may, pursuant to Section 7 of the German Consumer Credit Act, revoke this Agreement in writing in between a period of one week. In order to meet this deadline, that starts running on the day following the day when this deed has been handed over to Franchisee, the ___________, it is sufficient that the revoke will be dispatched and mailed on time. The revoke shall be declared to ZLand, Rosenheimer Strasse 143 b, D-81671 Munchen, Germany.

Franchisee herewith confirms that he has received a complete set of this deed from ZLand.

----------------, ------------
[Place, Date]


--------------------------------
Franchisee
by: [Print name]

EXHIBIT 1

(Confidential Operation Manual
Business Manual)

EXHIBIT 2

Territory

EXHIBIT 3

ZLand Marks

EXHIBIT 4

Major accounts